Filed Pursuant to

Rule 424(b)(3)

File No. 333-187491

FUSE SCIENCE, INC.

SUPPLEMENT NO. 2

TO

PROSPECTUS DATED MARCH 22, 2013

In a non-dilutive and debt free exercise to increase available capital for growth investment, effective June 27, 2013, Fuse Science, Inc. (the “ Company ”) lowered the current exercise price of the Company’s presently outstanding Series B Warrants (which were originally issued in the March 2013 Finance) from $0.076 to $0.055.

Dated:	July 27, 2013
Miami Lakes, Florida